                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                             ----------------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 3)(1)

                             Congoleum Corporation
                                (Name of Issuer)

                 Class A Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                   207195108
                                 (CUSIP Number)

                               December 31, 2003
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)
     [x]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

----------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No.  207195108              SCHEDULE 13G  /A             Page 2 of 4 Pages

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1.  NAME OF REPORTING PERSONS.
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS  (ENTITIES ONLY)

    The Clark Estates, Inc.
    13-5524538
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) [ ]
                                                                    (b) [X]
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3.  SEC USE ONLY
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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    New York
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  NUMBER OF         5.   SOLE VOTING POWER            0
    SHARES
 BENEFICIALLY       6.  SHARED VOTING POWER           0
   OWNED BY
     EACH           7.  SOLE DISPOSITIVE POWER        0
   REPORTING
 PERSON WITH        8.  SHARED DISPOSITIVE POWER      0

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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)

    [ ]
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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.%
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12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    CO
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CUSIP No. 207195108             SCHEDULE 13G/A               Page 3 of 4 Pages

Item 1(a).    Name of Issuer:

              Congoleum Corporation

Item 1(b).    Address of Issuer's Principal Executive Offices:

              3705 Quakerbridge Road
              P.O. Box 3127
              Mercerville, New Jersey 08619-0127

Item 2(a).    Name of Person Filing:

              The Clark Estates, Inc.

Item 2(b).    Address of Principal Business Office or, if None, Residence:

              One Rockefeller Plaza
              31st Floor
              New York, New York 10020

Item 2(c).    Citizenship:

              New York

Item 2(d).    Title of Class of Securities:

              Class A Common Stock, par value $.01 per share

Item 2(e).    CUSIP Number:

              207195108

Item 3. If This Statement is Filed Pursuant to Section 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

              Not Applicable.

Item 4.       Ownership:

              (a)  Amount beneficially owned:     0

              (b)  Percent of class:     0%

              (c)  Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:      0

                  (ii)  Shared power to vote or to direct the vote:    0


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CUSIP No. 207195108             SCHEDULE 13G/A                 Page 4 of 4 Pages

                 (iii) Sole power to dispose or to direct the disposition of: 0

                 (iv) Shared power to dispose or to direct the disposition of: 0

Item 5.       Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of a class of securities, check the following [x].

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

              Not Applicable.

Item 8.       Identification and Classification of Members of the Group.

              Not Applicable.

Item 9.       Notice of Dissolution of Group.

              Not Applicable.

Item 10.      Certification.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 27, 2004
                                               THE CLARK ESTATES, INC.

                                               By: /s/ Kevin S. Moore
                                                   ---------------------
                                                   Name:  Kevin S. Moore
                                                   Title:  President